UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Hampton Roads Bankshares, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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HAMPTON ROADS BANKSHARES, INC.

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS

To be Held June 23, 2009

To Our Shareholders:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of Shareholders of Hampton Roads Bankshares, Inc. (the “Company”) will be held at the Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462, on June 23, 2009, at 3:00 p.m., for the following purposes:

1.	To elect (a) six “Class B” directors, each to serve a three year term, (b) three “Class A” directors, each to serve a two year term, and (c) three “Class C” directors, each to serve a one year term.

2.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

3.	To consider and approve the following advisory (non-binding) proposal:

RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission.

4.	To transact such other business as may properly come before the meeting.

Shareholders of record at the close of business on May 1, 2009, will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

The Board of Directors unanimously recommends that shareholders vote FOR approval of each of the above items.

By Order of the Board of Directors,

/s/ Tiffany K. Glenn
Tiffany K. Glenn
Secretary of the Board

May 21, 2009

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE PROMPTLY OR, YOU MAY VOTE YOUR SHARES ONLINE AT HTTPS://WWW.PROXYVOTENOW.COM/HMPR OR BY CALLING 1-866-855-9702. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON, EVEN THOUGH YOU HAVE PREVIOUSLY SIGNED AND RETURNED YOUR PROXY OR VOTED ONLINE OR BY TELEPHONE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 23, 2009:

The proxy statement and the Corporation’s 2008 annual report on Form 10-K are available at http://www.bankofhamptonroads.com/pages/ir_stockholder_info.html.

HAMPTON ROADS BANKSHARES, INC.

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

PROXY STATEMENT

This Proxy Statement is furnished to the shareholders of Hampton Roads Bankshares, Inc. (the “Company”) in connection with the solicitation of proxies by the Board of Directors on behalf of the Company for use at its 2009 of Annual Meeting of Shareholders to be held on June 23, 2009 (the “Annual Meeting”), at the time and place set forth in the accompanying Notice of 2009 Annual Meeting of Shareholders and at any adjournment thereof. This Proxy Statement and the enclosed Proxy are being mailed to the shareholders of the Company on or about June 2, 2009.

The Company and its subsidiaries

On June 1, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of January 8, 2008, by and between the Company and Shore Financial Corporation, the Company acquired all of the outstanding shares of Shore Financial Corporation (“Shore”). Shore Bank and its subsidiary, Shore Investments Inc., formerly wholly-owned subsidiaries of Shore, became wholly-owned subsidiaries of the Company.

On December 31, 2008, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 23, 2008, by and between the Company and Gateway Financial Holdings, Inc. (“Gateway”), the Company acquired all of the outstanding shares of Gateway. Gateway Bank & Trust Co. (“Gateway Bank”) and its subsidiaries, Gateway Insurance Services, Inc., Gateway Investment Services, Inc., Gateway Bank Mortgage, Inc. and Gateway Title Agency, Inc., formerly wholly-owned subsidiaries of Gateway, became wholly-owned subsidiaries of the Company.

Subsequently, on May 8, 2009, Gateway Bank merged with and into The Bank of Hampton Roads, a wholly-owned subsidiary of the Company (the “Bank”), with the Bank being the surviving entity. At that time, the subsidiaries of Gateway Bank became subsidiaries of the Bank.

Use and Revocation of Proxies

If the enclosed Proxy is properly executed in time for voting at the Annual Meeting, the shares represented thereby will be voted in accordance with such instructions. If no instructions are given in an executed Proxy, the Proxy will be voted in favor of the three matters for consideration at the Annual Meeting, and in the discretion of the proxy holders as to any other matters which may properly come before the meeting. Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting, unless otherwise revoked.

Execution of a Proxy will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Any shareholder who has executed and returned a Proxy but for any reason desires to revoke it may do so at any time before the Proxy is exercised by filing with the Secretary of the Company an instrument revoking it or a duly exercised Proxy bearing a later date, or by attending the Annual Meeting and voting in person.

Solicitation of Proxies

The Company will bear the entire cost of soliciting proxies. In addition to solicitation by mail, the Company will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of the stock and secure their voting instructions, if necessary. The Company will reimburse those record holders for their reasonable expenses in taking those actions. If necessary, the Company also may use several of our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, the Internet, telegram, fax, letter or special delivery letter.

Record Date and Voting Rights

In accordance with Virginia law, the Company’s articles of incorporation and bylaws and the Nasdaq Global Select Market rules, we have fixed May 1, 2009 as the record date for determining the shareholders entitled to notice of and to vote at the Annual Meeting. Accordingly, you are only entitled to notice of, and to vote at, the Annual Meeting if you were a record holder of Company common stock at the close of business on the record date. At that time, 21,796,523 shares of Company common stock were outstanding, held by 4,963 holders of record. To have a quorum that permits us to conduct business at the Annual Meeting, we require the presence, whether in person or through the prior submission of a proxy, of the holders of Company common stock representing a majority of the shares outstanding and entitled to vote on the record date. You are entitled to one vote for each outstanding share of Company common stock you held as of the close of business on the record date.

The Company has three classes of preferred stock issued and outstanding, Series A Preferred Stock (“Series A Preferred”), Series B Preferred Stock (“Series B Preferred”) and Fixed Rate Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred”). On May 1, 2009, there were 23,266 shares of Series A Preferred and 37,550 shares of Series B Preferred issued and outstanding, but they have no voting rights at the Annual Meeting.

On May 1, 2009, there were 80,347 shares Series C Preferred outstanding, all of which were issued to the United States Department of the Treasury in connection with the Company’s participation in the Capital Purchase Program under the Emergency Economic Stabilization Act of 2008. The shares of the Series C Preferred generally do not have voting rights and have no such rights at the Annual Meeting. If dividends on the Series C Preferred are not paid in full for six dividend periods, whether or not consecutive, the total number of positions on the Company’s Board of Directors will automatically increase by two and the holders of the Series C Preferred, acting as a class with any other parity securities having similar voting rights, will have the right to elect two individuals to serve in the new director positions. Until and unless the Company is in arrears on its dividend payments on the Series C Preferred for six dividend periods, whether or not consecutive, the holders of the Series C Preferred Stock will have no voting rights except with respect to certain fundamental changes in the terms of the Series C Preferred Stock or as may be otherwise required by law.

Vote Required

Proposal 1 — Election of directors. The election of any of the nominees to the board of directors requires the affirmative vote of a plurality of the shares represented at the meeting, provided that a quorum is present.

Proposal 2 — Ratification of the appointment of the independent auditor. The ratification of the appointment of Yount, Hyde & Barbour, P.C., as the Company’s independent registered public accounting firm for the year ending December 31, 2009, will be approved if a quorum is present and the number of the votes cast favoring the action exceeds the number of the votes cast opposing the action.

Proposal 3 — Approval of executive compensation. The compensation of the executive officers under this proposal will be approved if a quorum is present and the number of the votes cast favoring the action exceeds the number of the votes cast opposing the action.

Quorum

Holders of shares of Company common stock present in person at the Annual Meeting but not voting, and shares of Company common stock for which the Company has received proxies indicating that their holders have abstained, will be counted as present at the Annual Meeting for purposes of determining whether a quorum is present for transacting business.

Broker Non-votes

Shares held in street name that have been designated by brokers on proxy cards as not voted will not be counted as votes cast for or against any proposal. These broker non-votes, however, will be counted for purposes of determining whether a quorum exists.

PROPOSAL ONE

ELECTION OF DIRECTORS

OF HAMPTON ROADS BANKSHARES, INC.

Nominees for Election

The Company’s articles of incorporation provide that the Company will have no less than eight (8) and no more than twenty-four (24) members of the Board of Directors. The articles of incorporation also divide the Company’s board of directors into three classes as nearly equal in number as possible. Members of each class are elected for a term of three years and until their successors are elected and qualified. The Company’s bylaws require all directors to be shareholders of the Company and require a majority of directors to be citizens of Virginia. Twelve directors will be elected at the Annual Meeting. Six of the nominees are “Class B” directors and will serve until the 2012 Annual Meeting of Shareholders, three of the nominees are “Class A” directors and will serve until the 2011 Annual Meeting of Shareholders, and three of the nominees are “Class C” directors and will serve until the 2010 Annual Meeting of Shareholders. All nominees were nominated by the Company’s Nominating Committee and approved by the Board of Directors. The Company currently has nineteen members of its board of directors.

The election of each nominee requires the affirmative vote of a plurality of the votes cast by the shares entitled to vote. Proxies received from Company shareholders will be voted for the election of such nominees unless marked to the contrary. A shareholder of the Company who desires to withhold voting of the proxy for all or one or more nominees may so indicate on his or her proxy. All of the nominees currently are members of the Company’s Board of Directors and all have consented to be named and have indicated their intent to serve if elected. If any nominee becomes unable to serve, an event which is not anticipated, the proxy will be voted for a substitute nominee to be designated by the Company’s Board of Directors, or the number of directors will be reduced.

DIRECTORS AND DIRECTOR NOMINEES

The name, age, and principal occupation during the past five years of each nominee and director of the Company are set forth in the chart below:

Name	Age	Principal Occupation	Director Since
Incumbent “Class A” Directors with Terms Expiring in 2011

Roland Carroll Smith, Sr.	68	Director of the Company and President and Chief Executive Officer, Hearndon Construction Corporation, Chesapeake, Virginia.	2006

Bobby L. Ralph	69	Director of the Company. He was also the Mayor of the City of Suffolk from 2004-2006 and a Council Member of the City of Suffolk from 2002-2006.	1997

Emil A. Viola	73	Chairman of the Board of the Company and the Bank and Chairman of the Board-Treasurer, Vico Construction Corporation, Chesapeake, Virginia.	1987

Nominees for Election of “Class A” Directors with Terms Expiring in 2011

William Brumsey, III	67	Director of the Company and was formerly a director of Gateway from 1998-2008. He is also an Attorney-at-Law with Brumsey & Brumsey, PLLC, Currituck, N.C.	2008

Robert Y. Green, Jr	61	Director of the Company and was formerly a director of Gateway from 2004 -2008. He is also Chief Executive Officer, Caliper, Inc., Virginia Beach, Virginia.	2008

Richard F. Hall, III	55	Director of the Company and was formerly a director of Shore from 1997-2008. Owner, Loblolly Farms, Accomac, Virginia; Owner, Seaside Produce, Accomac, Virginia.	2008

Nominees for Election of “Class B” Directors with Terms Expiring in 2012

Douglas J. Glenn	42	Director, Executive Vice President, Chief Operating Officer and General Counsel of the Company and the Bank. He was appointed Executive Vice President and General Counsel effective November 1, 2007. He became Chief Operating Officer on February 10, 2009. He had been a director of the Company since March 2006. Prior to joining the Company, Mr. Glenn practiced law for sixteen years at Pender & Coward, P.C., Virginia Beach, Virginia.	2006

Henry P. Custis, Jr.	63	Director of the Company and was formerly the Chairman of the Board of Shore from 1997-2008. He is also the Chairman of the Board of Directors of Shore Bank and a Partner at Custis, Lewis & Dix, a law firm located in Accomac, Virginia.	2008

Billy G. Roughton	63	Director of the Company and was formerly a director of Gateway from 2005-2008. He was also the Chairman of the Board of Directors of Gateway Bank from January, 2009–May 8, 2009. He is also President & CEO, BGR Development, Inc., Southern Shores, North Carolina.	2008

Frank T. Williams	73	Director of the Company and was formerly a director of Gateway from 1998-2008. He is also President and Chief Executive Officer, Frank T. Williams Farms, and affiliated companies, Virginia Beach, Virginia.	2008

Patrick E. Corbin	55	He is a director of the Company, a Certified Public Accountant and President of Corbin & Company, Chesapeake, Virginia.	2009

William A. Paulette	61	Director of the Company and was formerly a director of Gateway. He is founder, CEO and President of KBS, Inc., Richmond, Virginia. He was also a director of the Bank of Richmond from 1998-2008.	2009

Incumbent “Class C” Directors with Terms Expiring in 2010

Herman A. Hall, III	60	Director of the Company and Managing Member, Hallmark Development, LLC., Virginia Beach, Virginia	1987

W. Lewis Witt	66	Director of the Company and Owner-Inner-View, Ltd., Chesapeake, Virginia	1992

Robert R. Kinser	57	Director of the Company and Attorney at Law, Basnight, Kinser, Telfyan, Leftwich & Nuckolls, P.C., Chesapeake, Virginia.	2006

Jordan E. Slone	47	Director of the Company and Chairman and Chief Executive Officer, Harbor Group International, Norfolk, Virginia.	2006

Nominees for Election of “Class C” Directors with Terms Expiring in 2010

Jerry T. Womack	69	Director of the Company and was formerly a director of Gateway from 2000-2008. He is also President and Chief Executive Officer, Suburban Grading & Utilities, Inc., Norfolk, Virginia.	2008

Ollin B. Sykes	58	Director of the Company and was formerly a director of Gateway from 2003 - 2008. He is President, Sykes & Company, P.A., Edenton, N.C. He is also a Certified Management Accountant and a Certified Public Accountant. He has also been a director of Charles & Colvard, Inc. since 2008.	2008

Scott C. Harvard	54	Director of the Company and Executive Vice President for Delmarva Operations, positions he assumed in 2008. Harvard is also President and CEO of Shore Bank, positions held since 1985. He was also a director of Shore from 1985-2008. Harvard has served as Chairman of Federal Home Loan Bank of Atlanta’s Board of Directors since 2007.	2008

THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE

“FOR” THE NOMINEES SET FORTH ABOVE.

EXECUTIVE OFFICERS

The following sets forth the names, ages and business experience for the past five years of the Company’s executive officers and the date each executive officer became employed by the Company, other than the ones listed above under “Directors” above.

— Julie R. Anderson, 50, has been employed by The Bank since 1999. She was promoted from Senior Vice President and Chief Credit Officer to Executive Vice President and Chief Credit Officer, now Chief Credit Risk Officer, in November 2007.

— Lorelle L. Fritsch, 42, is the Company’s Senior Vice President and Chief Accounting Officer, positions she assumed in 2004. Ms. Fritsch also acted as the Chief Financial Officer of the Company from August 2008 to February 2009 and of the Bank from August 2008 to the present.

— Tiffany K. Glenn, 39, has worked for the Bank since 1993 in various positions, including accounting, stock transfer, and marketing. She was promoted to Senior Vice President, Marketing Officer, and Corporate Secretary for the Bank in 1999 and has served as the Company’s Corporate Secretary since its inception. She was promoted to Executive Vice President, Investor Relations Officer, and Corporate Secretary in 2008.

— Renee’ R. McKinney, 44, has been employed by the Bank since its inception. She was promoted to Senior Vice President and Branch Administrator for the Bank in 1998 and has been an executive officer of the Company since its inception. She was promoted to Executive Vice President and Chief Operations Officer in 2008.

— David R. Twiddy, 51, has served as Executive Vice President of the Company since December 31, 2008. He also served as President and Chief Operating Officer of Gateway Bank from March 2005 through December 31, 2008, and President and Chief Executive Officer since December 31, 2008. He has also served as President of Gateway Investment Services, Inc. since January 2000. Prior to March 2005, he served as a Senior Executive Vice President of the Gateway Bank from 2000 through 2005 and as President of Gateway Insurance Services, Inc. from January 2000 until September 2005.

— Neal A. Petrovich, 47, has been employed by the Company as its Executive Vice President and Chief Financial Officer since February 2009. Prior to joining the Company, Mr. Petrovich held various positions with American National Bankshares, Inc. (“American National”), the holding company to American National Bank and Trust Company (the “Trust Company”), and the Trust Company. Most recently, he was the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of American National and Executive Vice President, Chief Financial Officer, and Cashier of the Trust Company, positions he assumed at the end of 2005; prior thereto, from 2004 to 2005, he was the Senior Vice President, Chief Financial Officer and Cashier of the Trust Company.

Family relationships

Douglas J. Glenn, Executive Vice President, General Counsel and Chief Operating Officer, and Director is married to Tiffany K. Glenn, Corporate Secretary, Executive Vice President and Investor Relations Officer.

Beneficial Ownership of Directors, Executive Officers and Principal Shareholders of the Company

The following table sets forth for (1) each director-nominee, each incumbent director, and the executive officers named in the Summary Compensation Table, (2) all directors and executive officers as a group, and (3) each beneficial owner of more than 5% of Company common stock: (i) the number of shares of Company common stock beneficially owned on April 10, 2009, and (ii) such person’s or group’s percentage ownership of outstanding shares of Company common stock on such date. The Company is not aware of any shareholder that beneficially owns 5% or more of the outstanding shares of Company common stock. All of the Company’s directors and executive officers receive mail at the Company’s principal executive office at Attn: Tiffany K. Glenn, Executive Vice President, Investor Relations Officer and Corporate Secretary, 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

This table is based upon information supplied by officers, directors, and principal shareholders and Schedule 13Ds/Gs filed with the SEC. Unless indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the shareholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

Name	Number of Shares Beneficially Owned		Percent of Outstanding Shares (1)
Directors:
William Brumsey, III	156,784.00	(2)	*
Patrick E. Corbin	10,393.45	(3)	*
Henry P. Custis	324,000.00	(4)	1.49%
Douglas J. Glenn	108,357.89	(5)	*
Robert Y. Green, Jr.	44,455.00	(6)	*
Herman A. Hall, III	195,284.70	(7)	*
Richard F. Hall, III	118,082.38	(8)	*
Scott C. Harvard	197,315.57	(9)	*
Robert R. Kinser	90,602.48	(10)	*
William A. Paulette	38,732.00	(11)	*
Bobby L. Ralph	48,365.38	(12)	*
Billy Roughton	122,192.00	(13)	*
Jordan E. Slone	134,993.87	(14)	*
Roland Carroll Smith, Sr.	153,099.48	(15)	*
Ollin B. Sykes	131,035.00	(16)	*
Emil A. Viola	506,221.78	(17)	2.32%
Frank T. Williams	305,377.00	(18)	1.40%
W. Lewis Witt	111,920.93	(19)	*
Jerry Womack	506,951.00	(20)	2.32%

Non-Director Executive Officers (not included above):
Julie R. Anderson	82,279.35	(21)	*
Lorelle L. Fritsch	22,934.51	(22)	*
Tiffany K. Glenn	See (5) above
Renee’ R. McKinney	89,721.02	(23)	*
Neal A. Petrovich	5,486.00	(24)	*
David R. Twiddy	98,868.00	(25)	*

All Directors and Executive Officers, as a group (25 persons)	4,110,384.15	(26)	18.25%

*	Represents less than 1% of outstanding shares.

(1)	Applicable percentages are based on 21,796,223.90 shares outstanding on April 10, 2009. Also includes shares of common stock subject to options as of April 10, 2009. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2)	Includes 34,898 options to purchase shares, 8,501.00 shares owned jointly by William Brumsey, III and Walton H. Carter (business associate), 7,135.00 shares owned by Madeline F. Brumsey (wife), 206.00 shares held by Madeline F. Brumsey as custodian for John C. Ammons, Jr. (grandson), and 1,586.00 shares held in a deferred compensation plan for William Brumsey, III.
(3)	Includes 204.67 shares owned jointly by Patrick E. Corbin and Brenda C. Corbin (wife), and 188.77 shares owned by Brenda C. Corbin.
(4)	Includes 261,000.00 shares held in a revocable trust for Henry P. Custis and 63,000.00 shares held in a grantor retained annuity trust for Henry P. Custis.
(5)	Includes 32,000 options to purchase shares, 14,831 options to purchase shares by Tiffany K. Glenn (wife), 272.71 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Douglas J. Glenn, 4,633.92 shares held in the Company’s 401(k) Profit Sharing Plan and Trust for Tiffany K. Glenn, 16,012.92 shares of restricted stock held by the Company for Douglas J. Glenn, 1,764.00 shares of restricted stock held by the Company for Tiffany K. Glenn, 8,735.52 shares held in a Rabbi Trust for Douglas J. Glenn, 7,559.07 shares held in a Rabbi Trust for Tiffany K. Glenn, 12,217.23 shares owned jointly by Douglas J. Glenn and Tiffany K. Glenn, 444.59 shares held by Tiffany K. Glenn as custodian for Grayson Glenn (son) and 444.77 shares held by Tiffany K. Glenn as custodian for Bayler Glenn (daughter).
(6)	Includes 21,239 options to purchase shares, 1,187.00 shares owned jointly by Robert Y. Green, Jr. and Shelly S. Green (wife), and 1,586.00 shares held in a deferred compensation plan for Robert Y. Green, Jr.

(7)	Includes 40,759 options to purchase shares, 672.48 shares of restricted stock held by the Company for Herman A. Hall, III, 10,290.45 shares held in a Rabbi Trust for Herman A. Hall, III, and 61,344.88 shares held in an IRA for Herman A. Hall, III.
(8)	Includes 116,235.62 shares held in a revocable trust for Richard F. Hall, III.
(9)	Includes 87,123 options to purchase shares, 2,054.02 shares owned by Katharine M. Harvard (wife), 567.43 shares held by Scott C. Harvard as custodian for William Scott Harvard (son), 475.28 shares held by Scott C. Harvard as custodian for Katharine L. Harvard (daughter), and 34,780.84 shares held in a Rabbi Trust for Scott C. Harvard.
(10)	Includes 12,000 options to purchase shares, 260.90 shares owned jointly by Robert R. Kinser and Karen W. Kinser (wife), 379.85 shares owned by Karen W. Kinser, 9,923.26 shares owned jointly by Robert R. Kinser and Luke E. Kinser (son), 9,835.02 shares held by Robert R. Kinser as custodian for Sarah Kinser (daughter) and 388.26 shares held by Robert R. Kinser as custodian for James T. Kinser (brother).
(11)	Includes 7,836 options to purchase shares and 29,846.00 shares owned jointly by William A. Paulette and Carolyn E. Paulette (wife).
(12)	Includes 27,259 options to purchase shares, 5,505.55 shares held in a Rabbi Trust for Bobby L. Ralph, and 672.48 shares of restricted stock held by the Company for Bobby L. Ralph.
(13)	Includes 19,765 options to purchase shares, 96,291.00 shares owned jointly by Billy Roughton and Mildred H. Roughton (wife), 5,493.00 shares held in a SEP for Billy Roughton, and 643.00 shares held in a SEP for Mildred H. Roughton.
(14)	Includes 12,000 options to purchase shares, 1,720.00 shares held by the 2003 Irrevocable Slone Children’s Trust, 34,009.38 shares held by Garden Capital Acquisitions, LLC, a company operated by Jordan E. Slone, and 39,719.46 shares held by Slone Investments.
(15)	Includes 10,000 options to purchase shares, 532.18 shares owned jointly by Roland Carroll Smith, Sr. and Jacqueline M. Smith (wife), 517.30 shares owned by Jacqueline M. Smith, 5,468.34 shares held in a Rabbi Trust for Roland Carroll Smith, Sr., 81,513.33 shares held in a Revocable Trust for Roland Carroll Smith, Sr., 5,377.82 shares held by Roland Carroll Smith, Sr. as custodian for Harrison D. Smith (grandson), 10,638.08 shares held by Roland Carroll Smith, Sr. as custodian for Erinn M. Smith (granddaughter), and 36,993.37 shares owned by Hearndon Construction Corporation, Inc., a company owned by Roland Carroll Smith, Sr.
(16)	Includes 21,239 options to purchase shares, 212.00 shares held in an IRA for Ollin B. Sykes, 110.00 shares held in a SEP for Ollin B. Sykes, 5,199.00 shares held in a 401(k) plan for Ollin B. Sykes, 244.00 shares owned by Sykesco Investment Partnership, an investment entity partially owned by Ollin B. Sykes, and 87,281.00 shares held by Sykes & Company P. A. Profit Sharing Plan and Trust, Ollin B Sykes, trustee.
(17)	Includes 2000 options to purchase shares, 672.48 shares of restricted stock held by the Company for Emil A. Viola, 83,788.12 shares held in an IRA for Emil A. Viola, 10,184.21 shares held in a Rabbi Trust for Emil A. Viola, 25,026.80 shares held in the Viola Foundation and 58,082.51 shares held in the Michael C. Viola Children’s Trust.
(18)	Includes 34,898 options to purchase shares.

(19)	Includes 22,404 options to purchase shares, 672.48 shares of restricted stock held by the Company for W. Lewis Witt, 17,610.08 shares owned jointly by W. Lewis Witt and Judith W. Witt (wife), 1,926.98 shares held in an IRA for W. Lewis Witt, 6,941.36 shares held in an IRA for Judith W. Witt, 6,177.19 shares owned by Inner-View, Ltd., a company owned by W. Lewis Witt and 46,160.64 shares held by Inner-View, Ltd. in a profit sharing plan for W. Lewis Witt.
(20)	Includes 34,898 options to purchase shares, 251,255.00 shares owned jointly by Jerry Womack and Alice Womack (wife), 65,582.00 shares owned by Alice Womack, 3,165.00 shares held in an IRA for Jerry Womack, and 1,586.00 shares held in a deferred compensation plan for Jerry Womack.
(21)	Includes 31,516 options to purchase shares, 9,709.11 shares of restricted stock held by the Company for Julie R. Anderson, 10,723.69 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 1,300.00 shares held in an IRA for Julie R. Anderson, 10,586.76 shares held in a Rabbi Trust for Julie R. Anderson and 18,443.80 shares owned jointly by Julie R. Anderson and Douglas A. Anderson (husband).
(22)	Includes 11,827 options to purchase shares, 1,695.20 shares owned jointly with David E. Fritsch (husband), 4,799.55 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 1,965.77 shares held in a Rabbi Trust for Lorelle L. Fritsch, and 2,647.00 shares of restricted stock held by the Company for Lorelle L. Fritsch.
(23)	Includes 34,025 options to purchase shares, 8,367.26 shares of restricted stock held by the Company for Renee’ R. McKinney, 19,036.29 shares held in the Company’s 401(k) Profit Sharing Plan and Trust, 530.29 shares held by Renee’ R. McKinney as custodian for Jamie N. McKinney (daughter), 192.31 shares held in and IRA for Jamie N. McKinney, and 6,874.79 shares held in a Rabbi Trust for Renee’ R. McKinney.
(24)	Includes 5,000.00 shares of restricted stock held by the Company for Neal A. Petrovich.
(25)	Includes 47,510 options to purchase stock and 13,356 shares held in a 401(k) plan for David R. Twiddy.
(26)	Includes 762,205 options to purchase shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section l6(a) of the Securities Exchange Act of 1934, as amended, requires directors, executive officers and persons who beneficially own more than 10% of the Company’s common stock to file initial reports of ownership and reports of changes in beneficial ownership with the SEC. Such persons are also required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with in 2008, except for the following. Form 3s were not timely filed by Scott C. Harvard, Henry P. Custis, Jr., Richard F. Hall, III, D. Ben Berry, William Brumsey, III, Robert Y. Green, Jr., Billy G. Roughton, Frank T. Williams, Ollin B. Sykes, Jerry T. Womak and David R. Twiddy. In addition, Form 4s were not timely filed by Robert R. Kinser and Jordon E. Sloan.

Code of Ethics

The Company has a Code of Ethics for its senior financial officers and the Chief Executive Officer. The Code of Ethics covers topics including, but not limited to, conflicts of interest, confidentiality of information, and compliance with laws and regulations. The Audit Committee has also adopted a policy pursuant to the Company’s Audit Committee Charter that establishes procedures for employees to communicate concerns about questionable accounting or auditing matters or other improper activities directly to the Audit Committee through its designee.

Any waivers of, or amendments to, the Code of Ethics will be disclosed through the timely filing of a Form 8-K with the Securities and Exchange Commission. A copy of the Company’s Code of Ethics can be obtained, without charge, through written communications addressed to Attn: Tiffany K. Glenn, Executive Vice President, Investor Relations Officer and Corporate Secretary, Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, VA 23510.

Corporate Governance

The board of directors in its business judgment has determined that the following fourteen of its nineteen members are independent as defined under the Nasdaq Stock Market’s listing standards: William Brumsey, III, Patrick E. Corbin, Henry P. Custis, Robert Y. Green, Jr., Herman A. Hall, III, Richard F. Hall, III, Robert R. Kinser, William A. Paulette, Bobby L. Ralph, Roland Carroll Smith, Sr., Ollin B. Sykes, Frank T. Williams, W. Lewis Witt, and Jerry Womack. In reaching this conclusion, the board of directors considered that the Company and its subsidiaries provide services to, and otherwise conduct business with, certain members of the board of directors or members of their immediate families or companies with which members of the board of directors are affiliated. These transactions are discussed in greater detail in the “Certain Relationships and Related Transactions” section of this proxy statement.

In addition, as disclosed in the Company’s Form 8-K, filed May 8, 2009, based on these standards, the Board of Directors recently determined that Emil A. Viola was not independent due his affiliation with Viola Commercial Group, LLC. Except for Jordan E. Slone, Emil A. Viola, and Billy Roughton, none of our non-employee directors, their immediate family members, or employees, are engaged in such relationships with us.

The board of directors considered the following transactions between us and certain of our directors or their affiliates and determined that such transactions did not impair the director’s independence under the above standard:

•	Loans made by us and our subsidiaries to certain directors and their associates in the ordinary course of business.

•	Payments for storage services made to Greenbrier Self Storage, a business affiliated with W. Lewis Witt, which were under $200,000 and 5% of such company’s consolidated gross revenues.

•	Payments for the lease of property made to Accawmacke Associates, a business affiliated with Henry P. Custis, Jr., which were under $200,000 and 5% of such company’s consolidated gross revenues.

Information About Shareholders

The board of directors has not established a written policy regarding communications with shareholders. A formal policy has not been adopted because directors have periodic contact with shareholders through business, personal, and community-based activities. Although not prescribed in a policy, shareholders may communicate with the board of directors through written communications addressed to the Company’s executive office at Attn: Tiffany K. Glenn, Executive Vice President, Investor Relations Officer and Corporate Secretary, Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

Board and Committee Meetings

The business of the Company is managed under the direction of the board of directors. The board of directors generally meets twice a month and held 27 meetings in 2008. During 2008, each director participated in at least 75% of all board of directors meetings and at least 75% of all meetings of committees on which he or she served, except for Jordan Slone who attended 20 boards of directors meetings or 74% of all board of directors meetings. The board of directors does not have a policy regarding attendance at annual shareholders’ meetings. However, directors are encouraged to attend such meetings and at the annual meeting held on May 22, 2008, all directors were in attendance. Set forth below is certain information on the members and duties of the various board committees. All committee meetings are scheduled by the committee chairpersons as deemed necessary.

Audit Committee

Through June, 2008, the Audit Committee consisted of Herman A. Hall, III, Pat M. Windsor, and W. Lewis Witt. Richard F. Hall, III was appointed to the Audit Committee after the merger with Shore. Ms. Windsor retired from the board of directors on December 31, 2008. The board of directors determined that each of these directors was an “independent director” as that term is defined under the Nasdaq Stock Market’s listing standards and the requirements of the Securities and Exchange Commission. The Audit Committee has determined that Herman A. Hall, III meets the qualifications of an “audit committee financial expert” as defined under final rules adopted by the Securities and Exchange Commission.

The Audit Committee’s charter appears on the Company’s website. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the independent registered public accounting firm of the Company. It also must pre-approve all audit and non-audit services provided by the independent registered public accounting firm. The Audit Committee acts as the intermediary between the Company and the independent registered public accounting firm and reviews the reports of the independent registered public accounting firm. The Audit Committee held four meetings in 2008. See “Audit Committee Report” below.

Compensation Committee

In 2008, the Compensation Committee consisted of Emil A. Viola, Herman A. Hall, III, and W. Lewis Witt, all of whom the board of directors determined were independent in 2008 under standards set by the Nasdaq Stock Market. The Compensation Committee’s charter appears on the Company’s website. The Compensation Committee reviews the compensation of all executive officers, determines the compensation package for the Vice Chairman and Chief Executive Officer and administers the Company’s compensation programs. The Compensation Committee held two meetings in 2008. See “Compensation Discussion and Analysis” and “Compensation Committee Report” below.

Nominating Committee

In 2008, the Nominating Committee consisted of Emil A. Viola, Herman A. Hall, III and W. Lewis Witt. The board of directors determined that the members of the Nominating Committee were independent in 2008 as defined under the Nasdaq Stock Market’s listing standards and the requirements of the Securities and Exchange Commission. The function of the Nominating committee is to identify and present nominees for membership on the board of directors. The Nominating Committee held two meetings in 2008.

The Nominating Committee’s charter appears on the Company’s website. The board of directors relies on the discretion of the Nominating Committee members to identify potential nominees from sources that they deem appropriate. The Nominating Committee has not formulated specific criteria for nominees, but it considers qualifications that include, but are not limited to, ability to serve, conflicts of interest, and other relevant factors. In consideration of the fiduciary requirements of a board member, and the relationship of the Company and its subsidiaries to the communities it serves, the Nominating Committee places emphasis on character, ethics, financial stability, business acumen, and community involvement among other criteria it may consider. In addition, as a financial services holding company, the Company is regulated by the Federal Reserve and the Bureau of Financial Institutions of the State Corporation Commission of the Commonwealth of Virginia. Directors and director-nominees are subject to various laws and regulations pertaining to financial holding companies including a minimum stock ownership requirement.

The Nominating Committee utilizes a variety of resources in identifying nominees including individuals who serve the Company and its subsidiaries on advisory boards, recommendations of management and other Board members, and other business or community leaders who may be qualified to serve. The Nominating Committee may consider recommendations from shareholders, but has not established a formal process for doing so. A formal process has not been adopted because directors have historically had periodic contact with shareholders through business, personal, and community-based activities. Shareholders may contact any director with a recommendation for a nominee.

Under the Company’s bylaws, shareholders may submit nominees for director.

Audit Committee Report

The Audit Committee reviews the Company’s financial reporting process, including internal control over financial reporting, on behalf of the board of directors. As required by the Audit Charter, each Audit Committee member satisfies the independence and financial literacy requirements for serving on the Audit Committee, and at least one member has accounting or related financial management expertise, all as stated in the rules of The Nasdaq Stock Market LLC.

Management has the primary responsibility for the consolidated financial statements and the reporting process, including internal control over financial reporting. In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and that the Company’s internal control over financial reporting is effective. The Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, including their judgment about the quality, not just the acceptability, of the Company’s accounting principles and underlying estimates in the Company’s consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within U.S. generally accepted accounting principles for policies and practices related to material items that have been discussed with management of the Company; and other material written communications between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences. In addition, the Audit Committee has discussed with the independent registered public accounting firm its independence from the Company and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee discussed with the Company’s internal and independent registered public accounting firm the overall scope and specific plans for their respective audits.

The Audit Committee meets with the internal and independent registered public accounting firm to discuss the results of their audits, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The meetings also are designed to facilitate any private communications with the Audit Committee desired by the internal auditors or independent registered public accounting firm. In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the board of directors, and the board has approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission. In addition, as of December 31, 2008, the Company carried out an evaluation of the effectiveness of the design and operation of the Company’s disclosure controls and procedures pursuant to Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended. Based upon that evaluation, the Audit Committee, along with the Company’s Chief Executive Officer and Chief Financial Officer, concluded that the Company’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in the Company’s Exchange Act filings. The Audit Committee and the board of directors also have recommended, subject to shareholder ratification, the selection of the Company’s independent registered public accounting firm, Yount, Hyde & Barbour, P.C.

Herman A. Hall, III, Chairman

Richard F. Hall, III

W. Lewis Witt

Certain Relationships and Related Transactions

During 2008, some director-nominees, directors and executive officers of the Company, their affiliates and members of their immediate families were customers of and had loan transactions with the Company in the normal course of business and are expected to continue to have customer relationships with the Company in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectability or present other unfavorable features. At December 31, 2008, loans to executive officers, directors and their associates amounted to $88,345,146. During 2008, additional loans and repayments of loans by executive officers, directors, and their associates were $68,143,003. There were no loans made to directors, or to entities of which directors are material shareholders or equity owners, which were in excess of any subsidiary bank’s legal lending limits.

Douglas J. Glenn, a director and Executive Vice President, Chief Operating Officer and General Counsel of the Company, is the spouse of Tiffany K. Glenn, the Company’s Executive Vice President, Marketing Officer and Secretary. For more information about Mr. and Ms. Glenn, please see “Executive Officers” above. Prior to his employment with the Company in November 2007, Mr. Glenn was an attorney in the law firm Pender & Coward, P.C., which provided legal services for the Company. Pender & Coward, P.C., continues to provide legal services to the Company.

Jordan E. Slone, a director, is the managing member of two limited liability companies that serve as the managers for the legal entities which own and manage the Dominion Tower at 999 Waterside Drive, Norfolk, Virginia 23510. As of December 31, 2008, we had leased the second floor of the Dominion Tower for our executive offices and a first floor branch office since August 2005. Our lease expires in September 2016, and we have one renewal option for a period of seven years. Rent payments made in 2008 totaled $624,951 for the year. It is expected that the rent paid will exceed 5% of the gross revenues of the entities that own Dominion Tower. The terms of this lease are substantially similar to the terms of leases that are the result of “arms length” negotiations between unrelated parties, and the rent is comparable to current market rates. In addition, in March, 2009, we also leased a portion of the nineteenth floor at Dominion Tower and such lease also expires in September 2016.

The Bank leases its Nags Head, North Carolina and one of its Kitty Hawk, North Carolina branches from Billy G. Roughton and his wife for monthly payments of $6,000 and $16,679, respectively. The term of the Nags Head lease is for five years, with one five-year renewal. Kitty Hawk is a land lease that commenced in April 2006 for a term of twenty years, with three five-year renewals.

The Company made payments during 2008 to Vico Construction Corporation in the amount of $353,048 and Viola Commercial Group, LLC in the amount of $1,557,250. These entities are affiliated with Emil A. Viola, for construction of the Edinburg branch.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Particularly during this challenging environment for banking services and the depressed market for bank stocks, our Compensation Committee and management believe that shareholder value must drive executive compensation decisions. While our compensation philosophy has been to maintain a competitive compensation package to attract qualified executive officers, we have a pay-for-performance program that bases compensation decisions on the financial performance of the Company. Due to economic conditions, our Company’s return to shareholders during 2008 was not what management or our Board of Directors is accustomed to. Even though our performance was favorable when compared to our peer banks, management recommended and the Compensation Committee agreed that our executive compensation should reflect our shareholder returns so that our executive officers’ interests are aligned with those of our shareholders.

Our recent mergers have also factored into our executive compensation program. The June 30, 2008 merger combined the Company’s and Shore’s executive management teams and the December 31, 2008 merger combined the Company’s and Gateway’s management teams. Both mergers brought together different executive compensation programs.

The following plans of Shore Financial Corporation were assumed by the Company in connection with its acquisition of Shore: the Shore Financial Corp. 2001 Stock Incentive Plan and the Shore Financial Corp. 401(k) Plan (the “Shore 401(k) Plan”). The following plans of Gateway were assumed by the Company in connection with its acquisition of Gateway Financial Holdings, Inc.: the Gateway Bank and Trust Company Employee’s Savings & Profit Sharing Plan And Trust (the “Gateway 401(k) Plan”), the 1999 Incentive Stock Option Plan of Gateway Financial Holdings, Inc., the 1999 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc., the 2001 Non-Statutory Stock Option Plan of Gateway Financial Holdings, Inc., the 2005 Omnibus Stock Ownership and Long Term Incentive Plan of Gateway Financial Holdings, Inc. and the 1999 Bank of Richmond Stock Option Plan of Gateway Financial Holdings, Inc.

During 2008, our Compensation Committee established new objectives aimed at transitioning the newly acquired management teams into the Company. These objectives consisted of:

•	continuing to compensate our named executives for 2008 in a manner consistent with the legacy compensation programs;

•	rewarding our executive officers for their extraordinary efforts in consummating the mergers and integrating the companies; and

•	retaining and motivating our executives during the integration period following the merger.

The Compensation Committee reviews the compensation, including salaries, bonuses, employee benefits, executive incentive plans, policies, practices and programs, for the Company’s executive officers. We evaluate the performance of the Company’s Chief Executive Officer, and with the assistance of the Chief Executive Officer, the performance of the other executive officers.

Our intent is to offer compensation packages that will attract and retain high quality personnel for our organization. We want to provide our employees with incentives that will align their interests with the long term and short term goals of the organization as a whole. Several components of our compensation packages include vesting periods and stock ownership which are designed to promote loyalty and longevity among employees. We wish to reward those employees who are excelling in their respective positions and, by so doing, enhance the future profitability of our company.

Our compensation packages currently consist of the following elements:

Salary: We consider many factors in determining the salary component for each of the executive officers. Because one of our objectives is to attract and retain high quality personnel, we conduct surveys of other financial institutions within our region taking into account asset size and revenue base to ensure that we are comparing ourselves to similar organizations. We then compute a range of salaries for each of the executive officer positions using the salary paid to executives with similar job responsibilities at these surveyed financial institutions. Salary for each executive officer is then determined based on his or her individual and group responsibilities and achievements during the preceding year and include judgments based on performance evaluations, regulatory examination results, efficiency in performance of duties, and demonstrated leadership skills. Decisions to increase or decrease compensation materially from the prior period are influenced by the amount of new responsibilities taken on by the executive officers and their contributions to the profitability of the Company.

When determining the 2008 salary for the Chief Executive Officer and the other executive officers, we measured the following financial accomplishments during 2007:

a)	An increase in net income of 13% over 2006.

b)	An increase in book value per share of 4% over 2006.

c)	An increase in assets of 18% over 2006.

d)	An increase in loans of 27% over 2006.

e)	An increase in deposits of 19% over 2006.

We also factored in the following non-financial accomplishments during 2007:

a)	The award of a 5-Star safety rating by BauerFinancial as well as the award of an “A” by TheStreet.com Ratings. Both ratings signify excellent financial stability for our customers.

b)	The addition of our eighteenth branch location in the Edinburgh section of Chesapeake, Virginia.

The executive officers do not play a role in the compensation process except for the former Chief Executive Office, Jack W. Gibson, who would present information regarding the other executive officers to the compensation committee for their consideration. Mr. Gibson was never present while the compensation committee deliberated on his compensation package.

Employment Agreements: We had an employment agreement with Mr. Gibson which was automatically renewable in five year increments and renewed automatically in 2007. This agreement was terminated on May 18, 2009, pursuant to Mr. Gibson’s retirement from the Company on that date. Mr. Gibson’s salary was determined each year by the compensation committee, but in no event was to be less than $50,000. Mr. Gibson’s employment agreement also provided that Mr. Gibson may receive other compensation and benefits as the board of directors elects to provide to all of our employees.

In connection with his retirement, Mr. Gibson entered into a separation agreement with the Company (the “Separation Agreement”). Under the Separation Agreement, the Company agreed to grant Mr. Gibson the option, on the latter of January 4, 2010 or such date as the Company is permitted to do so by law (“Option Date”), to require the Company to purchase 100,000 of his shares of the Company, free and clear of all liens, for the closing price of the Company’s stock on the Option Date. Should Mr. Gibson elect this option, the purchase price for said shares will be paid in twelve (12) equal monthly installments with the first installment being paid to the Executive on the Option Date.

Mr. Gibson will retain his benefits under the following Company plans: Supplemental Retirement Plan, 401(k), Executive Savings, Stock Options, Restricted Stock, and Director Deferred Compensation (“Benefit Plans”), to the extent permitted by law. Benefits under said Benefit Plans will be paid to Mr. Gibson in accordance with the applicable plan terms.

Mr. Gibson will also provide consulting services to the Company as an independent contractor for a period of three years (the “Consultancy Period”) for the total sum of $1,300,000.00, to be paid in the amount of $600,000.00 beginning on May 18, 2009 and $700,000.00 on January 1, 2010. Mr. Gibson may also elect to continue participation in the Company’s medical plans as provided by COBRA. If he so chooses, the Company will pay 100% of Mr. Gibson’s COBRA premiums for 18 months. In addition, Company agreed to turn over ownership of a Company vehicle Mr. Gibson had been using for business purposes. Further, during the Consulting Period, the Company agreed to reimburse Mr. Gibson for his membership dues at Greenbrier Country Club. Mr. Gibson is also subject to a non-solicitation, confidentiality, and non-competition agreement.

Mrs. Fritsch previously entered into a five year employment contract with the Bank, which includes payment of a severance amount in the event of a change in control of the Company, which may be paid unless the Treasury Department or other government agency issues guidance that would prohibit such payments, such as EESA and ARRA. This contract was amended as of July 23, 2008, to make the Company a party in addition to the Bank. The severance amount will be equivalent to the three times the average of her previous three year’s salary minus one dollar payable over a sixty month period. Mrs. Fritsch’s employment contract will renew in five year increments. The Company had a similar agreement with Mr. Fulton.

During 2008, the Company entered into amendments to the employment agreements with Jack W. Gibson and Donald W. Fulton, Jr. to reflect provisions required by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The amendments to Mr. Gibson’s and Mr. Fulton’s employment agreement also reflect such executive’s employment relationship not only with the Bank but also with the Company.

Upon the closing of the acquisition of Shore Financial Corporation, the Company and Shore Bank entered into an employment agreement with Scott C. Harvard. The agreement has a term of sixty (60) months with an initial base salary of $250,000. The agreement restricts Mr. Harvard from employment that competes with Shore Bank for one year following termination of employment. In addition, he is restricted from the solicitation of business of Shore Bank’s customers and solicitation of employment of Shore Bank’s employees for a period of one year following termination of employment. The agreement further prohibits the disclosure of proprietary information. In addition, the Company entered into a restrictive covenant agreement with Mr. Harvard that restricts Mr. Harvard from employment that competes with the Company and any of its affiliates for a period of time specified in the covenant. Mr. Harvard received $175,000 in compensation for entering into the covenant.

On December 31, 2008, the Company entered into an employment agreement with Mr. Berry. This agreement was terminated on April 14, 2009, pursuant to Mr. Berry’s resignation from the Company on that date. The agreement had a term of thirty-six (36) months with an initial base salary of $500,000. The agreement provided for certain payments under specified circumstances including a change in control of the Company. The agreement restricted Mr. Berry from employment that competes with the Company or any of its subsidiaries for one year following termination of employment. In addition Mr. Berry is restricted from the solicitation of business of the Company’s or any of its affiliates’ customers and solicitation of employment of the Company’s or any of its affiliates’ employees for a period of one year following termination of employment. The agreement further prohibits the disclosure of proprietary information. In addition, the Company entered into a restrictive covenant agreement with Mr. Berry that restricts Mr. Berry from employment that competes with the Company and any of its affiliates for a period of time specified in the covenant. Mr. Berry received $500,000 in compensation for entering into the covenant.

On December 31, 2008, Gateway Bank. entered into an employment agreement with David R. Twiddy. The agreement has a term of thirty-six (36) months with an initial base salary of $425,000. The agreement provides for certain payments under specified circumstances including a change in control of the Company. The agreement restricts Mr. Twiddy from employment that competes with the Company or any of its subsidiaries for one year following termination of employment. In addition Mr. Twiddy is restricted from the solicitation of business of the Company’s or any of its affiliates’ customers and solicitation of employment of the Company’s or any of its affiliates’ employees for a period of one year following termination of employment. The agreement further prohibits the disclosure of proprietary information. In addition, the Company entered into a restrictive covenant agreement with Mr. Twiddy that restricts Mr. Twiddy from employment that competes with the Company and any of its affiliates for a period of time specified in the covenant. Mr. Twiddy received $425,000 in compensation for entering into the covenant.

Incentive Plan: In order to focus our executive officers’ attention on the profitability of the organization as a whole, we pay cash incentives based upon our annual financial performance as measured by return on average assets. No bonuses were paid to executive officers under this plan during 2008.

2006 Stock Incentive Plan: We strongly encourage all directors and employees to own stock in the Company. We feel that stock ownership among employees fosters loyalty and longevity and is an excellent method for aligning employee interests with the long term goals of the organization and our shareholders. To facilitate stock ownership, the Compensation Committee of the board of directors adopted the 2006 Stock Incentive Plan on March 14, 2006. This plan was approved by the shareholders of the Company at the April 25, 2006 Annual Meeting of Shareholders. Under the plan, shares of our common stock may be issued to our directors, officers, key employees, consultants and advisors in the form of restricted stock awards, incentive stock awards, incentive stock options and non-statutory stock options. Each type of award under the plan is subject to different requirements and the awards may be conditioned by the performance of the officers and their contribution to the performance of the Company. The plan provides that no person shall be granted incentive stock options worth more than $100,000 based on their exercise price or 50,000 shares of restricted stock or stock options during any calendar year.

During 2008, stock options and stock awards were granted on a case by case basis. Jack W. Gibson was awarded 9,352 shares of restricted stock and Lorelle L. Fritsch was awarded 2,647 shares of restricted stock on December 2, 2008. These stock awards vest over twelve months. Scott C. Harvard was awarded 10,000 nonqualified and 8,000 incentive stock options as part of his employment contract.

Executive Savings Plan: We have implemented an Executive Savings Plan with executive officers and certain other officers whereby an initial contribution of the officer’s salary made by the officer will be matched 100% each year by us as long as the officer’s employment with us continues and the officer is in good standing. The total expense to the Company for the Executive Savings Plan match during 2008 was $241,759. The purpose of this plan is to promote employment longevity and to provide key employees with a retirement savings vehicle. Contributions into this plan may be used to purchase employer stock or may be placed in savings accounts for the benefit of each individual participant. Dividends paid on common stock held in the plan are reinvested. Amounts may only be withdrawn from the plan upon termination of employment at which time the participant may elect to take the distribution as a lump sum payment or in annual installments. The plan also provides for additional payments to be made to the officers upon termination of employment following a change of control of the Company. Additional information regarding these payments can be found further in this document.

Profit Sharing Plan: We provide defined contribution 401(k) plans at each of our subsidiary banks. Under the Bank of Hampton Roads’ 401(k) plan, all employees who are 21 years of age and have completed one year of service are eligible to participate. Participants may contribute up to 20% of their compensation, subject to statutory limitations and the Company matches 100% of the employees’ contributions up to 4% of salary.

Under the Shore Bank 401(k) plan, all employees who are 18 years of age and have completed 3 months of service are eligible to participate. Participants may contribute up to 15% of their compensation and the Company matches 100% up to 3% of the employees’ contributions and 50% of the next 3%. The Company may also make an additional discretionary contribution to both plans.

Under the Gateway 401(k) Plan, all employees over the age of 18 are eligible to participate and executive officers participate in the Gateway 401(k) Plan on the same basis as all other eligible employees. 100% of the contributions to the 401(k) Plan are matched up to 6% of the employee’s compensation.

Supplemental Retirement Agreements: We entered into a Supplemental Retirement Agreement with Jack W. Gibson on January 1, 1993. The purpose of the agreement was to provide retirement benefits for Mr. Gibson that will reward his years of service to the Company. Under this agreement, Mr. Gibson is eligible to receive an annual benefit payable in 15 installments equal to 50% of his benefit computation base following the attainment of his plan retirement date, November 9, 2010. The benefit computation base is calculated as his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the Plan Retirement Date occurs. The estimated annual benefits payable upon retirement at the plan retirement date are $357,826. Mr. Gibson became fully vested in the plan in January 2008.

On May 27, 2008, the Bank and Mr. Gibson entered into an amendment to Mr. Gibson’s Supplemental Retirement Agreement. The amendment reflects provisions required by Section 409A of the Code and clarified the benefits to be paid in the event of Mr. Gibson’s death prior to retirement.

We entered into a Supplemental Retirement Agreement with D. Ben Berry on December 24, 2008. The purpose of the agreement was to provide retirement benefits for Mr. Berry that will reward his years of service to the Company. Under this agreement, Mr. Berry was eligible to receive an annual benefit payable in 15 installments equal to 70% of his benefit computation base following the attainment of his plan retirement date, November 9, 2019. The benefit computation base is calculated as his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the Plan Retirement Date occurs. This agreement was terminated on April 14, 2009, pursuant to Mr. Berry’s resignation from the Company on that date.

Gateway Bank entered into a Supplemental Retirement Agreement with David R. Twiddy on December 24, 2008. The purpose of the agreement is to provide a retirement vehicle for Mr. Twiddy that will reward his years of service to Gateway Bank. Under this agreement, Mr. Twiddy is eligible to receive an annual benefit payable in 15 installments equal to 70% of his benefit computation base following the attainment of his plan retirement date, September 24, 2022. The benefit computation base is calculated as his average compensation including bonuses from us over the three highest compensation completed calendar years prior to the year during which the Plan Retirement Date occurs.

Supplemental Executive Retirement Plan: The Bank adopted a Supplemental Executive Retirement Plan (“SERP”) in 2005. The only Named Executive Officer currently participating in the SERP is Lorelle Fritsch. The SERP provides participating executives a retirement benefit payable annually for fifteen (15) years commencing upon the first month after such executive attains age 65. The normal retirement benefit under the SERP shall be an amount equal to $750,00 payable to the executive in fifteen (15) annual installments of $50,000. The benefits shall, to the extent in compliance with applicable law, vest ratably from the date of the sixtieth month of participation in the SERP through the executive attaining age 65.

Deferred Compensation Agreement: Shore Bank entered into a deferred compensation agreement with Scott C. Harvard. Under the terms of the agreement, $400,000 of Mr. Harvard’s retention bonus was deferred. Future deferral amounts are to be calculated based upon the performance, as defined in the agreement, of Shore Bank. Payments under the deferred compensation agreement will begin at the earlier of ten years from the date of the agreement or the date on which Mr. Harvard’s employment with Shore Bank and its affiliates ceases.

Donald W. Fulton, Jr. did not entered into any supplemental retirement agreements with the Company nor did he participate in the SERP. Mr. Fulton resigned form the Company on July 31, 2008.

Perquisites and other benefits. In addition to the benefits described above, we provide our executive officers with certain other perquisites that the Compensation Committee considers to be usual and customary within our peer group to remain competitive in the market for experienced management. For instance, named executive officers receive partial reimbursement from the Company of their country club expenses and the use of an automobile. Gateway paid premiums for dependent health insurance coverage for its executive officers and reimburses executive officers for the payment of federal and state income taxes imposed as a result of the grant of restricted stock.

Split Dollar Arrangements. Gateway Bank is a party to Split Dollar Agreements with Mssrs. Berry and Twiddy, which provide for the division of the death proceeds of certain life insurance policies on the lives of the participating officers, which are owned by Gateway Bank, with the designated beneficiary of each insured participating officer. Under the Split Dollar Agreements, if the officer dies, his beneficiary shall be entitled to a fixed cash benefit from Gateway Bank. The amounts are approximately $2,659,300 for Mr. Berry and $2,535,500 for Mr. Twiddy. Gateway Bank is not permitted to sell, surrender, or transfer ownership of any life insurance policy without replacing the policy with a comparable policy to cover the benefit provided by the Split Dollar Agreement. Gateway Bank may not terminate or amend the Split Dollar Agreements without the officer’s consent. All life insurance policies are subject to the claims of creditors.

US Treasury Capital Purchase Program Limitations on Executive Compensation. In 2008, the Company elected to participate in the United States Department of the Treasury’s Capital Purchase Program (“CPP”), which is part of what is commonly known as “TARP,” by selling preferred stock and warrants to the Treasury. As a condition to participating in the CPP, each participating company was required to agree to certain limits on executive compensation. Before electing to participate in the CPP, we carefully considered these limitations and concluded that they are not inconsistent with, and would not unduly interfere with, our compensation philosophy or our compensation plans and programs.

The Company has agreements with Jack W. Gibson, Lorelle L. Fritsch, Scott Harvard, David Twiddy and Ben Berry which: authorize the Company or the applicable subsidiary of the Company to amend his or her compensation, bonus, incentive, and other benefit plans and arrangements and agreements as necessary to comply with the requirements of Section 111(b) of the EESA and the TARP Capital Purchase Program; and waives any and all claims against the U.S. Treasury and against the Company for those changes that the Company shall make to its compensation and benefit programs to allow the Company to comply with Section 111(b) of EESA in conjunction with its participation in the U.S. Treasury’s TARP Capital Purchase Program.

In February 2009, the US Congress enacted the American Recovery and Reinvestment Act of 2009, (“ARRA”) which imposes additional compensation restrictions on institutions that participate in the CPP. This law requires the Secretary of the Treasury to establish compensation standards, some of which appear to require limitations that exceed the limitations agreed to by our five senior executive officers and that appear to be inconsistent with our contractual obligations to these officers and other highly compensated employees. The Secretary of the Treasury has not issued regulations that implement these provisions of the ARRA. Consequently, it is premature for us to predict how these provisions of the ARRA may affect our compensation plans and policies.

2008 Compensation Committee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management and, based upon that discussion, we recommend that the section be included in the Company’s annual report on Form 10-K and proxy statement.

The Compensation Committee also certifies that it has reviewed with senior risk officers the incentive compensation arrangements of its senior executive officers (as defined in subsection 111(b)(3) of the Emergency Economic Stabilization Act of 2008 and regulations and guidance issued thereunder (“SEOs”)) and has made reasonable efforts to ensure that such arrangements do not encourage the SEOs to take unnecessary and excessive risks that threaten the value of the financial institution.

Emil A. Viola, Chairman

Herman A. Hall, III

W. Lewis Witt

Summary Compensation Table

The following table shows the compensation of our principal executive officer and principal financial officers, as well as our three most highly compensated executive officers (other than our principal executive officer and principal financial officers) during the year. References throughout this proxy statement to our “named executive officers” or “named executives” refer to each of the individuals named in the table below. In accordance with SEC rules, in determining our three most highly compensated executive officers, other than our principal executive officer and principal financial officer, we used compensation paid to those executive officers who became executive officers via mergers, from June 1, 2008 (the effective date of the Shore merger) through December 31, 2008 (in the case of Scott Harvard) and on December 31, 2008 (in the case of David Twiddy and Ben Berry), the respective date of the Gateway merger. However, we have included compensation information for all of 2008 in the “Summary Compensation Table” and other compensation tables to provide a better understanding of the total compensation that the named officers earned in 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (g)($)	Option Awards (h)($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (i)($)	All Other Compensation ($)		Total ($)
Jack W. Gibson	2008	$530,000	—	79,500	—	—	517,851	195,811	(a)	$1,322,892
Vice Chairman and CEO	2007	460,000	—	—	—	165,600	402,815	101,898		1,130,313
	2006	410,000	—	—	58,320	174,250	349,655	86,044		1,078,269
Donald W. Fulton, Jr.	2008	102,083	—	—	—	—	—	46,039	(b)	148,122
SVP and CFO (j)	2007	160,000	—	—	—	57,600	—	40,559		258,159
	2006	140,000	—	—	16,200	59,500	—	33,244		248,944
Lorelle L. Fritsch SVP and CFO (k)	2008	131,907	—	22,500	—	—	15,046	44,022	(c)	213,475
Scott Harvard	2008	233,500	—	—	—	—	—	867,258	(d)	1,100,758
David Twiddy	2008	425,000	130,000	80,000	0	0	0	855,307	(e)	1,490,307
D. Ben Berry	2008	750,000	250,000	251,000	0	0	0	1,244,261	(f)	2,495,261

(a)	For 2008, this amount includes $11,779 Rabbi Trust dividends, a $52,200 Executive Savings Plan contribution, $255 in interest earned on Executive Savings Plan, $5,499 in 401(k) Profit Sharing, a $9200 401(k) match, Greenbrier Country Club dues of $4,266, $79,500 in non-vested dividends, and personal use of an automobile in the amount of $1,412. Also includes the following fees for acting as a director of the Company: $8,250 in cash and a $23,450 stock award. Mr. Gibson resigned on May 18, 2009.

(b)	For 2008, this amount includes $1,451 Rabbi Trust dividends, $18,850 Executive Savings Plan contribution, $3,580 in interest earned on Executive Savings Plan, a $4,354 401(k) match, personal use of an automobile in the amount of $2804 and $15,000 received for consulting services rendered to the Company after his retirement on July 31, 2008.
(c)	This amount includes $424 Rabbi Trust Dividends, $8,575 Executive Savings Plan contribution, $3003 in interest earned on Executive Savings Plan, $3,169 in 401(k) Profit Sharing, a $5,302 401(k) match, $22,500 in non-vested dividends and personal use of an automobile in the amount of $1,049.
(d)	Includes compensation received in connection with the Shore acquisition, $244,000 of which was paid by Shore, $172,704 of which was paid by the Company and $400,000 of which was deferred. Also includes the following other compensation items paid by Shore: $15,255 in whole life insurance premiums, $5,009 in group term life insurance premiums, $5,540 for personal use of a company automobile and $2,900 in county club dues. Also includes the following director fees paid by Shore through 5/31/08 and fees paid by the Company through December 31, 2008: $13,823 in cash and a $8,027 stock award.
(e)	Includes Gateway’s payment of the following compensation: a $8,290 tax gross-up payment related to taxable fringe benefits, a $59,010 tax gross-up payment related to the vesting of restricted stock, a $14,300 401(k) match, a $1,145 auto allowance, and payment of the of following country club dues: $2,100 to The Pine Lakes Country Club and $840 to the Town Center City Club. The total also includes $425,000 Mr. Berry received as compensation for entering into a restrictive covenant agreement with the Company ($358,500 of which was paid by Gateway and $42,500 of which was paid by the Company) and an additional $344,622 to cover taxes due on the restrictive covenant payment ($302,984 of which was paid by Gateway and $41,638 of which was paid by the Company).
(f)	Includes Gateway’s payment of the following compensation: a $17,957 tax gross-up payment related to taxable fringe benefits, a $136,460 tax gross-up payment related to the vesting of restricted stock, a $15,500 401(k) match, a housing allowance of $81,149 and an additional $64,944 to reimburse the officer for the payment of taxes on the housing allowance, a $654 auto allowance, and payment of the following country club dues: $4,674 to Princess Anne Country Club, $840 to Town Center City Club, $1,836 to Town Point Club, $3,457 to Cavalier Golf & Yacht Club, $7,000 to the Rams Club and $1,390 to the Capital City Club and a $300 AMX renewal fee. The total also includes $500,000 Mr. Berry received as compensation for entering into a restrictive covenant agreement with the Company ($450,000 of which was paid by Gateway and $50,000 of which was paid by the Company) and the payment of an additional $372,100 to cover taxes due on the restrictive covenant payment ($328,547 of which was paid by Gateway and $43,553 of which was paid by the Company). Also includes $36,000 in director fees paid by Gateway in 2008. Mr. Berry resigned on April 14, 2009 and there is no further compensation due to him after that date.
(g)	This column represents stock awards granted by the Company. The expense was calculated according to Statement of Financial Accounting Standard No. 123R. Additional information regarding stock-based compensation expense can be found in the Notes to Consolidated Financial Statements filed with our 2008 Annual Report. Stock awards are expensed over the vesting periods established at the time the grants are made by the Company.
(h)	This column represents the expense to the Company related to stock options granted. The expense was calculated according to Statement of Financial Accounting Standard No. 123R. Additional

information regarding stock-based compensation expense can be found in the Notes to Consolidated Financial Statements filed with our 2008 Annual Report. Stock options granted to employees and Directors during 2008, 2007 and 2006 have exercise prices equal to the market value of our common stock on the grant date.
(i)	This column represents the change in the benefit obligation for the Supplemental Retirement Agreements from the previous year to the current year. These amounts were expensed during the year and a liability was recorded on the Company’s balance sheet which represents the present value of payments that will be made to employees under the Supplemental Retirement Agreements upon their retirement. We have funded the Supplemental Retirement Agreements within this column with life insurance policies which name the company as beneficiary. These life insurance policies will reimburse the Company for all expenses related to the Supplemental Retirement Agreements including the policy premiums and the payments made to employees upon their retirement.
(j)	Mr. Fulton retired from the Company on July 31, 2008. Mr. Fulton provides consulting services to the Company in consideration for a payment of $3,000 per month.
(k)	Ms. Fritsch served as the Chief Financial Officer of the Company from August 2008 to February 2009 and has acted as the Bank’s Chief Financial Officer from August 2008 to the present. Prior to being named Chief Financial Officer for the Company, Ms. Fritsch was Senior Vice President and Chief Accounting Officer of the Company and she continues to serve in such positions.

Grants of Plan-Based Awards Table

The following table presents stock options granted to the named executive officers during 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Jack W. Gibson	12/02/08	9,352		—	—	79,500
Donald W. Fulton, Jr.	12/02/08	—		—	—	—
Lorelle L. Fritsch	12/02/08	2,647		—	—	22,500
D. Ben Berry	1/22/08	25,000	(1)	0	—	—
David R. Twiddy	1/22/08	12,500	(1)	0	—	—
Scott C. Harvard	6/1/08	—		18,000	11.75	54,164

(1)	Represents stock of Gateway Financial Holdings, Inc.

On December 2, 2008, the Compensation Committee granted stock awards to certain executive officers, including Jack W. Gibson and Lorelle L. Fritsch. These stock awards vest over a 12 month period beginning January 1, 2009. They are being expensed by the Company over that same time period with the grant date fair value calculated using the stock price at the time of the grant of $8.50 per share. In conjunction with his employment agreement, dated June 1, 2008, Scott C. Harvard was granted 10,000 nonqualified and 8,000 incentive stock options.

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents outstanding stock option and non-vested stock awards as of December 31, 2008.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Jack W. Gibson	14,500	12,500	12.00	12/31/16
	1,737		10.65	01/01/16
	22,981		10.65	12/31/15
	3,467		9.75	01/01/15
	2,579		8.44	12/31/14
	19,831		9.75	12/31/14
	3,030		5.05	01/01/14
	2,531		8.77	12/31/13
	21,895		10.10	12/31/13
	2,466		7.09	12/31/12
	24,876		8.00	12/31/12
	2,406		7.03	12/31/11
	17,788		8.00	12/31/11
	2,399		6.53	12/31/10
	25,788		8.00	12/31/10
	2,391		7.43	12/31/09
	26,849		8.75	12/31/09
					9,944	85,794

Donald W. Fulton, Jr.	7,346		10.65	07/31/09

Lorelle L. Fritsch	1,200	1,800	12.00	12/31/16
	1,978			12/31/15
	2,079			12/31/14
	1,074			12/31/13
	1,006			12/31/12
	1,192			12/31/11
	729			12/31/10
	769			12/31/09
					2,647	22,500

D. Ben Berry		8,375	21.87	8/28/16
	44,589		19.67	11/24/14
	8,728		9.16	8/2/11
	48,264		11.19	1/19/09

David R. Twiddy		3,350	21.87	8/28/16
	24,321		19.67	11/24/14
	13,764		9.16	8/2/11
	6,075		8.64	11/20/10

Scott C. Harvard	18,000		11.41	6/1/18
	24,583		8.09	4/12/15
	10,975		9.11	3/1/15
	13,331		7.50	2/28/14
	20,234		4.94	3/1/13

All of the above stock options were fully vested on the grant date except for the stock options granted on December 31, 2006 and November 1. 2007. Of the stock options granted on December 31, 2006, Mr. Gibson’s options have a four year vesting schedule, and Ms. Fritsch’s options have a five year vesting schedule. All stock options have 10-year terms. Non-vested stock awards for Ms. Fritsch will vest over the 12 month period ending on December 31, 2009. Mr. Gibson’s non-vested stock awards were to vest over the seven year period ending January 1, 2016.

Option Exercises and Stock Vested Table

The following table presents the stock options exercised and the stock awards vested for the named executive officers during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jack W. Gibson	20,577	111,597	None	None
Donald W. Fulton, Jr.	—	—	—	—
Lorelle L. Fritsch	765	958	None	None
D. Ben Berry	7,360	30,470	37,000(1)	185,000(1)
David R. Twiddy	N/A	N/A	16,000(1)	80,000(1)
Scott C. Harvard	41,472	358,571	None	None

(1)	Restricted stock of Gateway Financial Holdings Inc., vested on 12/31/08 due to change in control. The realized value is calculated based on $5.00 per share stock price.

Pension Benefits Table

The following table presents information related to the Supplemental Retirement Agreements for the named executive officers as of and for the year ended December 31, 2008.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Jack W. Gibson	Supplemental Retirement Agreement	—	2,413,582	None
Donald W. Fulton, Jr.	N/A	—	—	—
Lorelle L. Fritsch	Supplemental Retirement Plan	—	15,046	None
D. Ben Berry	Supplemental Retirement Agreement	0	0(1)	0
David R. Twiddy	Supplemental Retirement Agreement	0	0(2)	0
Scott C. Harvard	—	—	—	—

(1)	Mr. Berry’s Gateway Financial Holdings, Inc. Supplemental Retirement Agreement was terminated as of December 30, 2008 and replaced with a new one issued by the Company on December 31, 2008.
(2)	Mr. Twiddy’s Gateway Financial Holdings, Inc. Supplemental Retirement Agreement was terminated as of December 30, 2008 and replaced with a new one issued by the Company on December 31, 2008.

The Supplemental Retirement Agreements are discussed in further detail in the Compensation Disclosure and Analysis section of this proxy statement. The discount rate used to calculate the Present Value of Accumulated Benefit was 7% in accordance with the plan agreement.

Nonqualified Deferred Compensation Table

The following table presents information related to the Executive Savings Plan for the named executive officers during 2008.

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Jack W. Gibson	None	52,200	12,033	None	240,002
Donald W. Fulton, Jr.	None	—	5,031	None	81,773
Lorelle L. Fritsch	None	8,575	3,428	None	51,139
D. Ben Berry	—	—	—	—	—
David R. Twiddy	—	—	—	—	—
Scott C. Harvard	—	—	—	—	—

The Executive Savings Plan is discussed in further detail in the Compensation Disclosure and Analysis section of this proxy statement. Amounts disclosed above in the “Registrant Contributions in Last Fiscal Year” and “Aggregate Earnings in Last Fiscal Year” columns were also included in the “All Other Compensation” column of the Summary Compensation Table above.

Potential Payments upon Termination or Change in Control

The table below shows the present value of estimated Company payments pursuant to the employment agreements, equity plans and other non-qualified plans described above, upon a termination of employment, including the Company gross-up payments for excise tax on the parachute payments upon a change of control, for each of Mr. Gibson, Mr. Fulton, Ms. Fritsch, Mr. Berry, Mr. Twiddy and Mr. Harvard. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events, except retirement, are assumed to occur on December 31, 2008 and termination upon a change of control is assumed to be involuntary by the Company or its successor. Termination upon retirement is assumed to occur upon the officer’s normal retirement date. Company payments to a terminated executive may be more or less than the amounts contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits.

(Dollars in thousands)	Gibson	Fritsch	Fulton (1)	Berry (2)	Twiddy (2)	Harvard
Termination of Employment by Executive with Good Reason
Restricted Stock	$0	$0	—	—	—	0
Employment Agreement	1,838	0	—	—	—	248
Executive Savings Plan Vested Account Balance	188	42	—	—	—	0
Supplemental Retirement Agreement/Deferred Compensation Plan	2,641	0	—	—	—	400

Total	4,667	42	—	—	—	648

Termination of Employment by Executive Without Good Reason
Restricted Stock	0	0	—	—	—	0
Executive Savings Plan Vested Account Balance	188	42	—	—	—	0
Supplemental Retirement Agreement/Deferred Compensation Plan	2,641	0	—	—	—	400

Total	2,829	42	—	—	—	400

Termination of Employment by Bank Without Cause
Restricted Stock	0	0	—	—	—	0
Employment Agreement	526	0	—	—	—	248
Supplemental Retirement Agreement/Deferred Compensation Plan	2,641	0	—	—	—	400
Executive Savings Plan Vested Account Balance	188	42	—	—	—	0

Total	3,355	42	—	—	—	648

Termination of Employment by Bank with Cause
Restricted Stock	0	0	—	—	—	0
Executive Savings Plan	0	0	—	—	—	0

Total	0	0	—	—	—	0

Death
Restricted Stock	87	23	—	—	—	0
Supplemental Retirement Agreement/Deferred Compensation Plan	400	400	—	—	—	400
Executive Savings Plan	188	42	—	—	—	0

Total	675	465	—	—	—	400

Disability
Restricted Stock	87	23	—	—	—	0
Employment Agreement	265	75	—	—	—	124
Executive Savings Plan	188	42	—	—	—	0
Supplemental Retirement Agreement/Deferred Compensation Plan	2,641	455	—	—	—	400

Total	3,181	595	—	—	—	524

Company Payment upon Change in Control
Employment Agreement	1,874	324	—	—	—	694
Supplemental Retirement Agreement/Deferred Compensation Plan:			—	—	—	400
Fully vested prior to change in control	2,641	0	—	—	—	0
Additional payment due to change in control	1,914	683	—	—	—	0
Executive Savings Plan	714	235	—	—	—	0
Restricted Stock	87	23	—	—	—	0
Sub-total	7,230	1,265	—	—	—	1,094

Contractual Gross-up for Excise Taxes	1,967	599	—	—	—	423

Total	9,197	1,864	—	—	—	1,517

Retirement
Restricted Stock	87	23	—	—	—	0
Supplemental Retirement Agreement/Deferred Compensation Plan	2,728	171	—	—	—	400
Executive Savings Plan	188	42	—	—	—	0

Total	3003	236	—	—	—	400

(1)	Mr. Fulton retired prior to December 31, 2008.
(2)	We have taken the position that these NEOs would not be entitled to payments on this date because they did not sign employment agreements with the Company until December 31, 2008 and they joined the Company pursuant to a merger that occurred on that same date.

Director Compensation Table

The following table shows director compensation paid during 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)		Option Awards ($)	Total ($)
Jack W. Gibson (1)	8,250	23,450		—	31,700
Henry P. Custis (2)	39,100	—		—	39,100
Richard F. Hall, III (2)	31,350	—		—	31,350
Douglas J. Glenn (1)	30,150	44,999	(5)	—	75,149
Scott C. Harvard (2)	13,823	8,027			21,850
Herman A. Hall, III	—	22,400		—	22,400
W. Lewis Witt	26,200	—		—	26,200
Patricia M. Windsor (3)	—	23,850		—	23,850
Bobby L. Ralph	22,250	—		—	22,250
Emil A. Viola	—	23,950		—	23,950
Roland Carroll Smith, Sr.	—	22,100		—	22,100
Robert R. Kinser	22,350	—		—	22,350
Jordan E. Slone	17,000	—		—	17,000
William Brumsey, III (4)	18,000	23,000		—	41,000
Robert Y. Green, Jr. (4)	18,000	13,000		—	31,000
Billy G. Roughton (4)	24,000	14,000		—	38,000
Ollin B. Sykes (4)	18,000	13,000		—	31,000
Frank T. Williams (4)	18,000	13,000		—	31,000
Jerry T. Womack (4)	18,000	13,000		—	31,000
D. Ben Berry (4)	36,000	—		—	36,000

(1)	Reflects fees paid by the Company for all of 2008 and fees paid by Shore Bank.

(2)	Reflects fees paid by Shore Financial Corp. through 5/31/08 and fees paid by the Company through December 31, 2008.
(3)	Patricia M. Windsor resigned effective December 31, 2008.
(4)	Reflects fees paid by Gateway Financial Holdings, Inc. throughout 2008.
(5)	Reflects compensation received for acting as an executive officer, rather than a director.

During fiscal year 2008, each director of the Company received a director’s fee of $850 per board meeting attended, $250 per committee meeting attended, and $100 per advisory board meeting attended. The Company has a Directors’ Deferred Compensation Agreement through which directors can elect to defer their directors’ fees by using the fees to purchase shares of our stock held in a Rabbi Trust. The directors can also elect to defer their board fees and we will accrue interest on the deferred fees at an interest rate equal to the highest rate currently being offered on a certificate of deposit at our bank subsidiaries.

Gateway’s Voluntary Deferred Compensation Plan for Directors in 2008 allowed its board members to elect to have their Board fees invested in Gateway Financial common stock. The amounts deferred were payable at the election of the board member following termination of service as a director, a change in control of the bank, death of the director, or hardship (as defined in the plan). The amounts deferred were paid out, at the election of the board member, in lump sum or semi-annual or annual installments.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Compensation Committee was an officer or employee of the Company during 2008. During 2008, none of our executive officers served as a member of the Compensation Committee of another entity, nor did any of our executive officers serve as a director of another entity, one of whose executive officers served on our Compensation Committee. All three members of our Compensation Committee have outstanding with us. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectability or present other unfavorable features. See “Certain Relationships and Related Transactions.”

PROPOSAL TWO

APPOINTMENT OF INDEPENDENT AUDITORS

General

The Audit Committee has recommended and the board of directors has ratified the selection of Yount, Hyde & Barbour, P.C. (“YHB”) as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2009, and the board of directors desires that such appointment be ratified by our shareholders at the Annual Meeting. YHB audited our consolidated financial statements for 2008. Representatives of YHB will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

A majority of the votes cast by holders of the Company’s common stock is required for the ratification of the appointment of the independent auditors.

Fees of Independent Public Accountants

Amounts paid to YHB for work performed in 2008 and 2007 appear below:

	2008		2007
Audit fees (1)	$233,500		$124,000
Audit-related fees	90,118	(3)	12,233	(2)
Tax fees (4)	12,500		10,500
All other fees (5)	34,125		21,500

(1)	Fees for financial statement audit, including audit of internal control over financial reporting and interim reviews.
(2)	Fees for employee benefit plan audit and consultation concerning financial accounting and reporting standards.
(3)	Fees for assistance with the Shore and Gateway mergers and related S-4 filings, assistance with the TARP transaction and related S-3 filing, employee benefit plan audit, HUD audit for Gateway Mortgage, and consultations concerning financial accounting reporting standards and other related issues.
(4)	Fees for preparing federal and state income tax returns and consultation regarding tax compliance issues.
(5)	Fees for SysTrust audit of systems reliability and agreed upon procedures for vulnerability testing.

As stated in the Audit Committee charter, the Audit Committee must pre-approve all audit and non-audit services provided by the firm of independent auditors. During 2008, the Audit Committee pre-approved 100% of services provided by YHB. The Audit Committee has considered the provisions of these services by YHB and has determined that the services are compatible with maintaining YHB’s independence.

THE COMPANY BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” PROPOSAL TWO, THE RATIFICATION OF YOUNT, HYDE & BARBOUR, P.C.

PROPOSAL THREE

APPROVAL OF EXECUTIVE COMPENSATION

On February 17, 2009, President Obama signed the American Recovery and Reinvestment Act of 2009 (the “ARRA”) into law. The ARRA includes a provision, commonly referred to as “Say-on-Pay,” that requires any recipient of funds in the Troubled Assets Relief Program (the “TARP”) to permit a separate shareholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission.

In order to comply with ARRA as a recipient of TARP funds, the Board of Directors of the Company is providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay programs and policies through the following resolution:

“RESOLVED, that the shareholders approve the compensation of executive officers as disclosed in this proxy statement pursuant to the rules of the Securities and Exchange Commission.”

Non-binding approval of the Company’s executive compensation program would require that a majority of the shares present or represented at the annual meeting vote in favor of the proposal. Abstentions and broker non-votes will not be counted as votes cast and therefore will not affect the determination as to whether the Company’s executive compensation program as disclosed in this proxy statement is approved.

Because your vote is advisory, it will not be binding upon the Board of Directors, overrule any decision made by the Board of Directors or create or imply any additional fiduciary duty by the Board of Directors. The Compensation Committee may, however, take into account the outcome of the vote when considering future executive compensation arrangements.

THE COMPANY BOARD RECOMMENDS THAT YOU APPROVE THE COMPENSATION OF THE COMPANY’S EXECUTIVE OFFICERS BY VOTING “FOR” PROPOSAL THREE.

OTHER MATTERS

The board of directors does not know of any matters that will be presented for action at the Annual Meeting other than those described above or matters incident to the conduct of the Annual Meeting. If, however, any other matters not presently known to management should come before the Annual Meeting, it is intended that the shares represented by a shareholder’s proxy will be voted on such matters in accordance with the discretion of the holders of such proxy.

SHAREHOLDER PROPOSALS

The next Annual Meeting of Shareholders will be held by the Company on or about April 26, 2010. Any shareholder who wishes to submit a proposal for consideration at that meeting, and who wishes to have such proposal included in the Company’s proxy statement, must comply with SEC Rule 14a-8 and must submit the proposal in writing no later than November 25, 2009. All such proposals and notifications should be sent to Douglas J. Glenn, a director and Executive Vice President, General Counsel and Chief Operating Officer at Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

The Company’s bylaws also prescribe the procedure that a shareholder must follow to nominate directors for election. Such nominations require written notice delivered to the Secretary of the Company at our principal executive office not later than (i) 45 days before the date on which we first mailed proxy materials for the prior year’s annual meeting of shareholders or, (ii) in the case of special meetings, at the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. The written notice must provide certain information and representations regarding both the nominee and the shareholder making the nomination and a written consent of the nominee to be named in a proxy statement as a nominee and to serve as a director if elected. Any shareholder may obtain a copy of the bylaws, without charge, upon written request to the Secretary of the Company. Based upon an anticipated mailing date of June 2, 2009 for the 2009 Proxy, the Company must receive proper notice of any such shareholder nomination no later than April 18, 2010.

GENERAL

Our 2008 Annual Report to Shareholders accompanies this Proxy Statement. Upon written request, we will provide shareholders with a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC, without charge. Please direct written requests for a copy of the Form 10-K to: Lorelle L. Fritsch., Senior Vice President and Chief Accounting Officer, Hampton Roads Bankshares, Inc., 999 Waterside Dr., Suite 200, Norfolk, Virginia 23510.

BY ORDER OF THE BOARD OF DIRECTORS OF THE COMPANY

Norfolk, Virginia	/s/ Tiffany K. Glenn
May 21, 2009	Tiffany K. Glenn, Secretary

VOTE BY TELEPHONE:	VOTE BY INTERNET:	VOTE BY MAIL:
CALL TOLL FREE USING A TOUCH-TONE TELEPHONE: 1-866-855-9702	ACCESS THE WEBSITE AND CAST YOUR VOTE: HTTPS://WWW.PROXYVOTENOW.COM/HMPR	RETURN YOUR PROXY IN THE POSTAGE-PAID ENVELOPE PROVIDED

VOTE BY TELEPHONE:	VOTE BY INTERNET:	VOTE BY MAIL:
HAVE YOUR PROXY CARD AVAILABLE WHEN YOU CALL TOLL FREE 1-866-855-9702 USING A TOUCH-TONE PHONE AND FOLLOW THE SIMPLE INSTRUCTIONS TO RECORD YOUR VOTE.	HAVE YOUR PROXY CARD AVAILABLE WHEN YOU ACCESS HTTPS://WWW.PROXYVOTENOW.COM/HMPR AND FOLLOW THE SIMPLE INSTRUCTIONS TO RECORD YOUR VOTE.	PLEASE MARK, SIGN AND DATE YOUR PROXY CARD AND RETURN IT IN THE POSTAGE-PAID ENVELOPE PROVIDED AS SOON AS POSSIBLE.

VOTE 24 HOURS A DAY, 7 DAYS A WEEK UNTIL 5:00 EASTERN TIME ON JUNE 22, 2009.

IF YOU VOTE BY TELEPHONE OR OVER THE INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

If you mail your Proxy Card, it must be signed and dated.

HAMPTON ROADS BANKSHARES, INC.

999 Waterside Dr., Suite 200

Norfolk, Virginia 23510

APPOINTMENT OF PROXY SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF HAMPTON ROADS BANKSHARES, INC.

FOR THE ANNUAL MEETING TO BE HELD JUNE 23, 2009

APPOINTMENT OF PROXY: The undersigned shareholder of Hampton Roads Bankshares, Inc., a Virginia Corporation (the “Company”), hereby appoints Douglas J. Glenn and Emil A. Viola, or either of them (the “Proxies”), as proxies with full power of substitution to act and vote for and on behalf of the undersigned at the Annual Meeting of Shareholders of the Company to be held on June 23, 2009, at 3:00 p.m., at the Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462, or at any adjournments thereof, as fully as the undersigned would be entitled to act and vote if personally present, in the election of directors, upon the proposals set forth below and described in the Proxy Statement and in their discretion with respect to such other matters that may properly be brought before the meeting or any adjournment thereof. If only one such Proxy be present and acting as such at the meeting or any adjournment, that one shall have all the powers hereby conferred.

— Please complete and sign on the other side —

— Continued from the reverse side —

Your vote is important. Unless you are voting via the Internet or by telephone, please complete, date and sign this appointment of proxy and return it promptly in the enclosed envelope, even if you plan to attend the meeting, so that your shares may be represented at the annual meeting.

HAMPTON ROADS BANKSHARES, INC.	REVOCABLE PROXY

This appointment of proxy will be voted as directed, or, if no directions are indicated, will be voted for all items and in the discretion of the proxies with respect to any other matter. The undersigned hereby revokes all appointments of proxy previously given to vote at said meeting or any adjournments thereof.

Board recommendation. The Board of Directors recommends a vote FOR each of the nominees listed below and FOR Proposals 2 and 3.

1.	ELECTION OF DIRECTORS: Six “Class B” directors, each to serve three-year terms expiring at the Annual Meeting in 2012, three “Class A” directors, each to serve two-year terms expiring at the Annual Meeting in 2011 and three “Class C” directors, each to serve one-year terms expiring at the Annual Meeting in 2009.

Class B Directors (three-year terms)

Douglas J. Glenn	Henry P. Custis, Jr.	Billy G. Roughton	Frank T. Williams

William Paulette	Patrick E. Corbin

Class A Directors (two-year terms)

William Brumsey, III	Robert Y. Green, Jr.	Richard F. Hall, III

Class C Directors (one-year terms)

Scott C. Harvard	Jerry T. Womack	Ollin B. Sykes

Instructions: To vote for some nominees but not others, cross out the name(s) of those for whom you do NOT wish to vote.

☐ FOR all nominees listed above (except as crossed out).

☐ WITHHOLD authority to vote for all nominees listed above.

2.	RATIFY THE APPOINTMENT BY THE BOARD OF DIRECTORS OF YOUNT, HYDE & BARBOUR, P.C. AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL OF EXECUTIVE COMPENSATION.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	OTHER BUSINESS.

The Proxies vote in their discretion on other business properly presented.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Signature of shareholder

Signature of shareholder

Date: , 2009

Please sign above exactly as your name appears on the stock certificate and fill in the date. If there are joint owners, each must sign personally. Trustees and others signing in a representative capacity should indicate below the capacity in which they sign. If a corporation submits this appointment of proxy, it should be executed in the full corporate name by a duly authorized officer. If a partnership submits this appointment of proxy, please have it signed in the partnership name by an authorized person.